                                                                      Exhibit 12
                      RATIOS OF EARNINGS TO FIXED CHARGES
                           AND COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          (in 000's except for ratios)


                                                       SIX MONTHS ENDED
                                                           JUNE 30,                         YEAR ENDED DECEMBER 31,
                                                      ------------------    ------------------------------------------------------
                                                       1996      1995        1995      1994        1993       1992        1991
                                                      ------    ------      ------    ------      ------     ------      ---------
Pre-tax income (loss) from continuing operations      $50,684   $28,364     $67,233   ($17,727)   ($2,174)   ($41,481)   ($27,392)

Total fixed charges without Preferred Dividends        16,103     7,801      18,867     10,901     25,064      35,937      36,121

Interest capitalized during the period                   (335)     (260)       (522)      (292)      (352)     (1,400)     (1,590)

Amortization of interest capitalized                      486       428         880        906        866         838         706
                                                      -------   -------     -------    -------    -------     -------     -------
Earnings                                              $66,938   $36,333     $86,458    ($6,212)   $23,404     ($6,106)     $7,845
                                                      =======   =======     =======    =======    =======     =======     =======
Fixed Charges:
      Interest including amounts capitalized          $13,933    $6,352     $15,582     $8,310    $19,645     $30,582     $26,503
      Amortization of debt discount and expenses          655       297         700        528      3,684       3,523       7,746
      Interest Element of Rental Expense  (1)           1,515     1,152       2,585      2,063      1,735       1,832       1,872

          Preferred Dividends                           3,531     3,782       7,608      5,750      2,208       5,227       4,829
                                                      -------   -------     -------    -------    -------     -------     -------
Total of Fixed Charges and Preferred Dividends        $19,634   $11,583     $26,475    $16,651    $27,272     $41,164     $40,950
                                                      =======   =======     =======    =======    =======     =======     =======
Total of Fixed Charges without Preferred Dividends    $16,103    $7,801     $18,867    $10,901    $25,064     $35,937     $36,121
                                                      =======   =======     =======    =======    =======     =======     =======
Ratio of Earnings to Fixed Charges                       4.15      4.65        4.58     N/M        N/M         N/M         N/M
                                                      =======   =======     =======    =======    =======     =======     =======
Ratio of Earnings to Combined Fixed Charges and
Preferred Stock Dividends                                3.40      3.13        3.26     N/M        N/M         N/M         N/M
                                                      =======   =======     =======    =======    =======     =======     =======
Coverage Deficiency in Earnings to cover Fixed
Charges                                                   -         -           -      $17,113     $1,660     $42,043     $28,276
                                                      =======   =======     =======    =======    =======     =======     =======
Coverage Deficiency in Earnings to cover combined
Fixed Charges and Preferred Stock Dividends               -         -           -      $22,863     $3,868     $47,270     $33,105
                                                      =======   =======     =======    =======    =======     =======     =======


(1) Represents the interest component of rentals estimated as one-third of rental expense.